Contact:

Jeffrey J. Carfora, EVP and CFO
Peapack-Gladstone Financial Corporation
T:  908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION
REPORTS IMPROVED RESULTS FOR THE SECOND QUARTER OF 2011

BEDMINSTER, N.J.—(BUSINESS WIRE)—August 1, 2011 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the Corporation) recorded net income of $2.2 million and diluted earnings per share of $0.22 for the quarter ended June 30, 2011. This compared favorably to net income and diluted earnings per share of $2.1 million and $0.18 for the immediately preceding quarter ended March 31, 2011, and $1.8 million and $0.16 for the quarter ended June 30, 2010.
For the six months ended June 30, 2011 the Corporation recorded net income of $4.3 million and diluted earnings per share of $0.40. This compared favorably to net income of $3.9 million and diluted earnings per share of $0.32 for the same six month period last year.
Frank A. Kissel, Chairman and CEO, stated, “We are pleased to have shown growth in earnings this quarter and on a year-to-date basis. As I have noted many times in the past, building capital internally to redeem the Treasury’s Capital Purchase Program (“CPP”) investment over time continues to be an important business objective of the Corporation. As we reported previously, in the March 2011 quarter, we were successful in redeeming an additional 25 percent of the CPP investment. Together with the January 2010 redemption, we have now redeemed $14.4 million or 50 percent of the Treasury’s original CPP investment.”
The Corporation’s provision for loan losses for the quarter ended June 30, 2011, was $2.0 million, flat compared to the $2.0 million provision recorded in the March 2011 quarter, and below the $2.8 million provision recorded in the June 2010 quarter which is consistent with the trend in problem loans.
Mr. Kissel noted that progress continues in resolving problem assets. During the June 2011 quarter, $4.6 million of problem loans were paid off or sold. Further, a contract for the sale of a $3.0 million property included in Other Real Estate Owned (OREO) was executed. During the March 2011 quarter, $5.4 million of problem loans were paid off or sold and a $1.0 million property included in OREO was sold.
Net Interest Income and Margin
Net interest income, on a fully tax-equivalent basis, was $12.3 million for the second quarter of 2011, approximately equal to the first quarter of 2011, and down slightly from $12.7 million for the same quarter in 2010.
On a fully tax-equivalent basis, the net interest margin was 3.49 percent for the June 2011 quarter compared to 3.54 percent for the March 2011 quarter, and 3.64 percent for the June 2010 quarter. The overall asset yield declined more than the decline in the cost of funds.
In comparing the June 2011 quarter to the same quarter last year, the growth of lower cost core deposits and the allowed run-off of higher cost certificates of deposit contributed to the reduced cost of funds. Growth in lower yielding, but shorter duration investment securities coupled with yields on new loans being less than the yields on loans that paid down, contributed to the reduced overall asset yield.
Loans
Average loans totaled $968.2 million for the second quarter of 2011 as compared to $964.1 million for the same 2010 quarter, reflecting a slight increase of $4.1 million.
The average residential mortgage loan portfolio was $438.8 million for the June 2011 quarter, reflecting an increase of $2.8 million when compared to $436.0 million in the same quarter of 2010. The increase is attributable to originations retained in the portfolio that have outpaced loan paydowns. The Corporation sells the majority of its longer-term, fixed-rate loan production as a source of noninterest income and as part of its interest rate risk management strategy in the lower rate environment. Over the past six months, originations of adjustable-rate and shorter-term, fixed-rate loans have been more in favor with customers than in previous periods. We have generally retained these loans in our portfolio.
The average commercial mortgage and commercial loan portfolio increased to $444.0 million for the second quarter of 2011, reflecting an increase of $30.1 million from $413.9 million the second quarter of 2010. Mr. Kissel commented, “Loan demand from higher quality borrowers on the commercial mortgage/commercial loan front was generally scarce through the first nine months of 2010. However, over the last few months of 2010 and into 2011, we have seen increased commercial mortgage demand, principally relating to multi-family properties, from high quality borrowers. The commercial mortgage and commercial loan pipeline stands at $30 million at June 30, 2011.”
The average commercial construction loan portfolio declined $31.9 million from the second quarter of 2010 to the second quarter of 2011, as the Bank has significantly decreased its exposure to construction lending.
The average home equity line portfolio rose $7.2 million to $48.0 million for the second quarter of 2011 compared to the same quarter in 2010. The Corporation focuses on the origination of these adjustable-rate loans and loan originations outpaced principal paydowns over the year.
From December 31, 2010 to June 30, 2011, the total loan portfolio grew $33.3 million to $965.8 million. Mr. Kissel stated, “We were particularly pleased to have seen quality growth opportunities in our loan portfolio over the course of 2011. Loan originations increased to $152.6 million for the first six months of 2011 from $77.3 million for the same six month period of 2010. Included in the total were commercial mortgage/commercial loan originations of $63.7 million for the six months of 2011, up from $14.2 million for the first six months of 2010.” Mr. Kissel went on to say, “We anticipate that we will benefit in the future from utilizing cash flows from our lower-yielding investment portfolio to fund our higher-yielding loan production. In doing so, however, we will remain committed to our conservative underwriting standards.”

Deposits
Average total deposits (interest-bearing and noninterest-bearing) increased $29.4 million to $1.36 billion for the June 2011 quarter from $1.33 billion for the same quarter last year.
Average noninterest-bearing checking balances grew $23.5 million to $237.7 million for the second quarter of 2011 from $214.2 million for the second quarter of 2010. Average interest-bearing checking balances totaled $309.3 million for the quarter ended June 30, 2011, rising $55.3 million from the same quarter in 2010. Overall checking growth is attributable to the Corporation’s relationship orientation, its continual focus on business and personal core deposit generation, particularly checking, and a successful focus on establishing municipal relationships within its market territory.
Average money market accounts also rose, from $510.6 million for the second quarter of 2010 to $516.7 million for the second quarter of 2011, reflecting an increase of $6.1 million. The Corporation’s reduction in certificate of deposit balances and its focus on core deposit growth, as well as certain customers tending to “park” funds in money market accounts in lower interest rate environments, accounted for this growth.
Average certificates of deposit (CDs) declined from $274.2 million for the June 2010 quarter to $208.7 million for the June 2011 quarter, reflecting a decline of $65.5 million. The Corporation allowed higher cost CDs to run-off, and replaced those funds with lower cost, more stable core deposits.
From December 31, 2010 to June 30, 2011, total deposits increased $10.2 million. The Corporation’s checking and savings balances increased $48.5 million, while higher costing CD balances declined by $21.1 million and money market balances declined by $17.3 million.
Mr. Kissel commented, “Our reduced reliance on higher cost certificates of deposit coupled with our continued growth in core deposits, has reduced our cost of funds, and enhanced our franchise value.”
PGB Trust and Investments
PGB Trust and Investments generated $2.8 million in fee income in the second quarter of 2011, compared to $2.7 million in the same quarter of 2010. The market value of the assets under administration of the Trust Division increased from $1.83 billion at June 30, 2010 to just over $2.00 billion at June 30, 2011.
Craig C. Spengeman, President of PGB Trust & Investments commented, “We continue to see increases in both our fiduciary and asset management businesses resulting in higher recurring fee income. We also continue to add new clients, as individuals and their families seek out our professional advice. In addition, we are pleased with the growth of our assets under administration - our growth reflects the sound financial management of our wealth advisors.”
Other Non-Interest Income
Other non-interest income, exclusive of Trust fees, totaled $1.5 million in the June 2011 quarter compared to $1.1 million in the same quarter a year ago. The 2011 quarter reflected: increased service charges and fees, principally due to increased core deposit accounts and activity from such account holders, increased income from Bank Owned Life Insurance, due to improved crediting rates, and increased securities gains.
Operating Expenses
The Corporation’s total operating expenses were $11.0 million in the June 2011 quarter flat compared to the $11.0 million in the June 2010 quarter. The 2011 expense levels include costs for the Corporation to keep up with the increased regulatory burden on financial institutions, a new corporate headquarters occupied in June 2010 and a major system upgrade in our Trust Division in May 2010. The 2010 expense levels include certain accelerated depreciation charges recorded in the 2010 quarter. The net effect of the new/additional costs were principally offset by various operational efficiencies and reduced FDIC insurance expense due to a regulatory change in the calculation of FDIC assessments. Mr. Kissel commented, “Our investments in a new corporate headquarters and a new, significantly enhanced system in our Trust area have added convenience and efficiencies for our customers and our company.”
Asset Quality
At June 30, 2011, nonperforming assets totaled $18.4 million or 1.21 percent of total assets, reflecting improvement from $22.5 million or 1.48 percent of total assets at March 31, 2011, $22.8 million or 1.51% of assets at December 31, 2010, and $21.3 million or 1.44% at June 30, 2010. As noted earlier, problem loans/assets continue to be paid off or sold.
Total net charge-offs against the allowance for loan losses were $2.3 million for the quarter ended June 30, 2011. The allowance for loan losses at June 30, 2011 was $14.1 million or 1.46 percent of total loans, as compared to $14.4 million or 1.51 percent of total loans at March 31, 2011, $14.3 million or 1.53 percent of loans at December 31, 2010, and $13.9 million or 1.44 percent of total loans at June 30, 2010.
Capital / Dividends
At June 30, 2011, the Corporation’s leverage ratio, tier 1 and total risk based capital ratios were 7.63 percent, 12.67 percent and 13.92 percent, respectively. The Corporation’s ratios are all above the levels necessary to be considered well capitalized under applicable regulatory guidelines. Additionally, the Corporation’s common equity ratio (common equity to total assets) at June 30, 2011 was 6.71 percent.
The Company’s preferred dividend and accretion for the June 2011 quarter was $219 thousand, down from $570 thousand in the March 2011 quarter and $324 thousand in June 2010 quarter. The reduction reflects the March 2011 $7.2 million partial redemption of the preferred shares previously issued under the Treasury’s Capital Purchase Program.

As previously announced, on July 21, 2011 the Board of Directors declared a regular cash dividend of $0.05 per share payable on August 18, 2011 to shareholders of record on August 4, 2011.

ABOUT THE CORPORATION
Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.51 billion as of June 30, 2011. Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties. The Bank’s Trust Division, PGB Trust and Investments, operates at the Bank’s new corporate offices located at 500 Hills Drive in Bedminster and at four other locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our website at www.pgbank.com or call 908-234-0700.
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to
•	a continued or unexpected decline in the economy, in particular in our New Jersey market area;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	inability to successfully grow our business;
•	inability to manage our growth;
•	a continued or unexpected decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;

•	higher than expected FDIC insurance premiums;
•	lack of liquidity to fund our various cash obligations;
•	repurchase of our preferred shares issued under the Treasury’s Capital Purchase Program which will impact net income available to our common shareholders and our earnings per share;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequent Quarterly Reports on Form 10-Q. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
(Tables to Follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

ASSETS
Cash and due from banks	$8,678	$7,348	$6,490	$9,935	$10,735
Federal funds sold	100	100	100	100	201
Interest-earning deposits	51,606	42,234	56,097	84,566	59,356
Total cash and cash equivalents	60,384	49,682	62,687	94,601	70,292

Securities held to maturity	140,572	151,993	140,277	102,032	101,603
Securities available for sale	249,837	271,687	275,076	246,334	252,646
FHLB and FRB Stock, at cost	4,704	4,619	4,624	4,623	4,807

Loans held for sale, at fair value	1,813	1,168	-	-	-

Residential mortgage	432,735	432,413	419,653	425,315	430,021
Commercial mortgage	316,197	300,659	288,183	280,486	280,513
Commercial loans	128,839	133,614	131,408	128,220	133,881
Construction loans	15,385	17,693	25,367	39,989	46,286
Consumer loans	20,184	19,278	20,622	22,410	23,811
Home equity lines of credit	48,805	45,512	45,775	45,345	41,956
Other loans	3,612	1,130	1,489	2,626	2,788
Total loans	965,757	950,299	932,497	944,391	959,256
Less: Allowance for loan losses	14,056	14,386	14,282	14,025	13,856
Net loans	951,701	935,913	918,215	930,366	945,400

Premises and equipment	33,098	33,386	33,820	33,901	34,626
Other real estate owned	3,000	3,000	4,000	1,000	210
Accrued interest receivable	4,391	4,587	4,231	4,594	4,533
Bank owned life insurance	27,537	27,301	27,074	26,877	26,672
Deferred tax assets, net	24,689	26,039	26,083	23,903	23,438
Other assets	9,014	11,343	9,338	12,030	13,036
TOTAL ASSETS	$1,510,740	$1,520,718	$1,505,425	$1,480,261	$1,477,263

LIABILITIES
Deposits:
Noninterest bearing
demand deposits	$238,788	$235,977	$228,764	$219,700	$216,314
Interest-bearing deposits
Checking	322,801	302,589	290,322	255,665	249,472
Savings	86,828	85,741	80,799	78,819	76,937
Money market accounts	507,159	526,355	524,449	525,264	503,829
CD’s $100,000 and over	73,186	73,966	79,311	85,703	101,034
CD’s less than $100,000	132,949	139,022	147,901	155,268	163,769
Total deposits	1,361,711	1,363,650	1,351,546	1,320,419	1,311,355
Borrowings	20,905	24,016	24,126	24,234	28,342
Capital lease obligation	6,426	6,383	6,304	6,226	6,148
Other liabilities	6,489	14,585	5,733	11,903	15,435
TOTAL LIABILITIES	1,395,531	1,408,634	1,387,709	1,362,782	1,361,280
Shareholders’ Equity	115,209	112,084	117,716	117,479	115,983
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$1,510,740	$1,520,718	$1,505,425	$1,480,261	$1,477,263

Trust division assets under
administration (market value,
not included above)	$2,005,859	$1,997,214	$1,940,404	$1,929,565	$1,830,944

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in thousands)
(Unaudited)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Asset Quality:
Loans past due over 90 days
and still accruing	$412	$323	$666	$442	$736
Nonaccrual loans (A)	14,943	19,173	18,114	17,535	20,361
Other real estate owned	3,000	3,000	4,000	1,000	210
Total nonperforming assets	$18,355	$22,496	$22,780	$18,977	$21,307

Nonperforming loans to
total loans	1.59%	2.05%	2.01%	1.90%	2.20%
Nonperforming assets to
total assets	1.21%	1.48%	1.51%	1.28%	1.44%

Restructured loans (A)	$9,603	$5,639	$7,157	$10,639	$10,613

Loans past due 30 through 89
days and still accruing	$8,200	$5,419	$5,475	$9,487	$9,444

Classified Loans (B)	$51,586	$51,186	$41,979	$36,521	$48,722

Impaired Loans (B)	$23,115	$26,056	$28,397	$36,521	$48,722

Allowance for loan losses:
Beginning of period	$14,386	$14,282	$14,025	$13,856	$13,720
Provision for loan losses	2,000	2,000	2,850	2,000	2,750
Charge-offs, net	(2,330)	(1,896)	(2,593)	(1,831)	(2,614)
End of period	$14,056	$14,386	$14,282	$14,025	$13,856

ALLL to nonperforming loans	91.54%	73.79%	76.05%	78.02%	65.68%
ALLL to total loans	1.46%	1.51%	1.53%	1.49%	1.44%

Capital Adequacy:
Tier I leverage
(5% minimum to be considered
well capitalized)	7.63%	7.59%	7.96%	8.00%	7.85%
Tier I capital to risk-weighted assets
(6% minimum to be considered
well capitalized)	12.67%	12.25%	12.91%	12.62%	12.28%
Tier I & II capital to
risk-weighted assets
(10% minimum to be considered
well capitalized)	13.92%	13.51%	14.16%	13.88%	13.53%

Common equity to
Total assets	6.71%	6.46%	6.44%	6.54%	6.45%

Book value per
Common share	$11.48	$11.13	$11.03	$11.01	$10.85

(A)  At June 30, 2011, restructured loans include $1.4 million of residential mortgage loans and $8.2 million of commercial and commercial mortgage loans. The $8.2 million are classified substandard and considered impaired. Any restructured loans that are on nonaccrual status are only reported in nonaccrual loans and not also in restructured loans.

(B)  At June 30, 2011, $23.1 million; at March 31, 2011, $26.1 million; and at December 31, 2010, $28.4 million of the classified loans were also considered impaired. In periods prior to December 31, 2010, all classified loans were also considered impaired.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	For The Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Income Statement Data:
Interest income	$14,099	$14,257	$14,707	$14,974	$15,450
Interest expense	1,916	2,036	2,214	2,612	2,963
Net interest income	12,183	12,221	12,493	12,362	12,487
Provision for loan losses	2,000	2,000	2,850	2,000	2,750
Net interest income after
provision for loan losses	10,183	10,221	9,643	10,362	9,737
Trust fees	2,829	2,718	2,598	2,254	2,686
Other income	1,218	1,255	1,621	1,203	1,098
Securities gains/(losses), net	277	196	(4)	126	2
Other-than-temporary impairment
Charge, securities	-	-	(581)	(360)	-
Salaries and employee benefits	5,817	5,973	5,469	5,647	5,704
Premises and equipment	2,386	2,322	2,248	2,416	2,588
FDIC insurance expense	397	604	598	586	552
Other expenses	2,435	2,344	2,374	2,237	2,161
Income before income taxes	3,472	3,147	2,588	2,699	2,518
Income tax expense	1,304	1,006	711	793	762
Net income	2,168	2,141	1,877	1,906	1,756
Dividends and accretion
on preferred stock	219	570	326	326	324
Net income available to
Common shareholders	$1,949	$1,571	$1,551	$1,580	$1,432

Per Common Share Data:
Earnings per share (basic)	$0.22	$0.18	$0.18	$0.18	$0.16
Earnings per share (diluted)	0.22	0.18	0.18	0.18	0.16

Performance Ratios:
Return on Average Assets	0.57%	0.57%	0.50%	0.52%	0.47%
Return on Average Common
Equity	7.82%	6.44%	6.34%	6.55%	6.06%

Net Interest Margin
(Taxable Equivalent Basis)	3.49%	3.54%	3.62%	3.64%	3.64%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	For The
	Six Months Ended
	June 30,
	2011	2010
Income Statement Data:
Interest income	$28,357	$31,240
Interest expense	3,953	6,206
Net interest income	24,404	25,034
Provision for loan losses	4,000	5,150
Net interest income after
provision for loan losses	20,404	19,884
Trust fees	5,547	5,050
Other income	2,472	2,207
Securities gains, net	473	2
Salaries and employee benefits	11,790	11,413
Premises and equipment	4,736	4,960
FDIC insurance expense	1,001	1,138
Other expenses	4,750	4,024
Income before income taxes	6,619	5,608
Income tax expense	2,310	1,727
Net income	4,309	3,881
Dividends and accretion
on preferred stock	789	1,034
Net income available to
Common shareholders	$3,520	$2,847

Per Common Share Data:
Earnings per share (basic)	$0.40	$0.32
Earnings per share (diluted)	0.40	0.32

Performance Ratios:
Return on Average Assets	0.57%	0.52%
Return on Average Common
Equity	7.14%	6.09%

Net Interest Margin	3.51%	3.66%
(Taxable Equivalent Basis)

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2011			June 30, 2010
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$375,216	$2,209	2.35%	$321,887	$2,404	2.99%
Tax-Exempt (1) (2)	36,855	340	3.69	35,111	420	4.78
Loans Held for Sale	510	5	3.78	N/A	N/A	N/A
Loans (2) (3)	968,179	11,675	4.82	964,070	12,774	5.30
Federal Funds Sold	100	-	0.25	201	-	0.22
Interest-Earning Deposits	32,598	20	0.24	69,245	28	0.16
Total Interest-Earning
Assets	1,413,458	$14,249	4.03%	1,390,514	$15,626	4.50%
Noninterest-Earning Assets:
Cash and Due from Banks	8,231			8,478
Allowance for Loan
Losses	(15,086)			(14,075)
Premises and Equipment	33,393			30,675
Other Assets	71,868			68,786
Total Noninterest-Earning
Assets	98,406			93,864
Total Assets	$1,511,864			$1,484,378

LIABILITIES:
Interest-Bearing Deposits
Checking	$309,310	$292	0.38%	$254,018	$420	0.66%
Money Markets	516,739	577	0.45	510,589	1,019	0.80
Savings	86,150	56	0.26	76,092	79	0.42
Certificates of Deposit	208,698	713	1.37	274,240	1,103	1.61
Total Interest-Bearing
Deposits	1,120,897	1,638	0.58	1,114,939	2,621	0.94
Borrowings	26,242	199	3.03	32,403	291	3.59
Capital Lease Obligation	6,410	80	4.98	2,019	51	10.09
Total Interest-Bearing
Liabilities	1,153,549	1,917	0.66	1,149,361	2,963	1.03
Noninterest Bearing
Liabilities
Demand Deposits	237,651			214,198
Accrued Expenses and
Other Liabilities	7,104			5,667
Total Noninterest-Bearing
Liabilities	244,755			219,865
Shareholders’ Equity	113,561			115,152
Total Liabilities and
Shareholders’ Equity	$1,511,865			$1,484,378
Net Interest Income		$12,332			$12,663
Net Interest Spread			3.37%			3.47%
Net Interest Margin (4)			3.49%			3.64%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2011			March 31, 2011
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$375,216	$2,209	2.35%	$384,083	$2,269	2.36%
Tax-Exempt (1) (2)	36,855	340	3.69	35,587	345	3.88
Loans Held for Sale	510	5	3.78	733	16	8.65
Loans (2) (3)	968,179	11,675	4.82	937,073	11,747	5.01
Federal Funds Sold	100	-	0.25	100	-	0.28
Interest-Earning Deposits	32,598	20	0.24	41,927	28	0.27
Total Interest-Earning
Assets	1,413,458	$14,249	4.03%	1,399,503	$14,405	4.12%
Noninterest-Earning Assets:
Cash and Due from Banks	8,231			7,877
Allowance for Loan
Losses	(15,086)			(14,934)
Premises and Equipment	33,393			33,640
Other Assets	71,868			71,404
Total Noninterest-Earning
Assets	98,406			97,987
Total Assets	$1,511,864			$1,497,490

LIABILITIES:
Interest-Bearing Deposits
Checking	$309,310	$292	0.38%	$298,003	$303	0.41%
Money Markets	516,739	577	0.45	522,473	623	0.48
Savings	86,150	56	0.26	82,168	53	0.26
Certificates of Deposit	208,698	713	1.37	219,359	775	1.41
Total Interest-Bearing
Deposits	1,120,897	1,638	0.58	1,122,003	1,754	0.63
Borrowings	26,242	199	3.03	24,639	203	3.30
Capital Lease Obligation	6,410	80	4.98	6,334	79	4.98
Total Interest-Bearing
Liabilities	1,153,549	1,917	0.66	1,152,976	2,036	0.71
Noninterest Bearing
Liabilities
Demand Deposits	237,651			222,415
Accrued Expenses and
Other Liabilities	7,104			6,065
Total Noninterest-Bearing
Liabilities	244,755			228,480
Shareholders’ Equity	113,561			116,034
Total Liabilities and
Shareholders’ Equity	$1,511,865			$1,497,490
Net Interest Income		$12,332			$12,369
Net Interest Spread			3.37%			3.41%
Net Interest Margin (4)			3.49%			3.54%

 PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
SIX MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2011			June 30, 2010
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$379,625	$4,478	2.36%	$323,623	$4,914	3.04%
Tax-Exempt (1) (2)	36,224	685	3.78	36,448	869	4.77
Loans Held for Sale	621	21	6.66	N/A	N/A	N/A
Loans (2) (3)	952,712	23,421	4.92	971,231	25,768	5.31
Federal Funds Sold	100	-	0.26	201	-	0.21
Interest-Earning Deposits	37,237	48	0.26	56,986	52	0.18
Total Interest-Earning
Assets	1,406,519	$28,653	4.07%	1,388,489	$31,603	4.55%
Noninterest-Earning Assets:
Cash and Due from Banks	8,055			8,406
Allowance for Loan
Losses	(15,010)			(13,925)
Premises and Equipment	33,516			29,341
Other Assets	71,457			68,817
Total Noninterest-Earning
Assets	98,018			92,639
Total Assets	$1,504,537			$1,481,128

LIABILITIES:
Interest-Bearing Deposits
Checking	$303,688	$594	0.39%	$246,195	$826	0.67%
Money Markets	519,590	1,201	0.46	502,673	2,138	0.85
Savings	84,170	109	0.26	75,642	156	0.41
Certificates of Deposit	213,998	1,488	1.39	289,860	2,420	1.67
Total Interest-Bearing
Deposits	1,121,446	3,392	0.60	1,114,370	5,540	0.99
Borrowings	25,445	401	3.15	34,336	615	3.58
Capital Lease Obligation	6,372	159	4.97	1,015	51	10.03
Total Interest-Bearing
Liabilities	1,153,263	3,952	0.69	1,149,721	6,206	1.08
Noninterest Bearing
Liabilities
Demand Deposits	230,075			211,138
Accrued Expenses and
Other Liabilities	6,408			5,877
Total Noninterest-Bearing
Liabilities	236,483			217,015
Shareholders’ Equity	114,791			114,392
Total Liabilities and
Shareholders’ Equity	$1,504,537			$1,481,128
Net Interest Income		$24,701			$25,397
Net Interest Spread			3.38%			3.47%
Net Interest Margin (4)			3.51%			3.66%

(1)	Average balances for available-for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.